Exhibit 11.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated January 26, 2021, on the financial statements of GRASS QOZF, Inc. as of June 30, 2020 and for the period from July 24, 2019 (date of formation) to June 30, 2020 included herein on the Regulation A Offering Circular of GRASS QOZF, Inc. on Form 1-A and to the reference to our firm under the heading “Experts”.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

January 26, 2021